Exhibit 10.1

OPTION AGREEMENT – CASH PARCELS

THIS Option Agreement (this “Agreement”) is entered into as of October 23, 2026 (the “Effective Date”), by and between Wickel Land Company LLP, an Idaho limited liability partnership (“Seller”), and TerraVolt Holdings, Inc., a Nevada corporation (“Buyer”).

WHEREAS, Seller owns the eight parcels of real property described on Schedule 1 attached hereto, located in Cassia County, Idaho, currently estimated to contain approximately 903.30 acres in the aggregate and currently zoned Multiple Use, with the total acreage and boundaries to be determined by the ALTA Survey (as defined in Section 13(d)) (collectively, the “Cash Parcels”);

WHEREAS, Buyer is evaluating and planning the development of an integrated, master-planned data center campus in Cassia County, Idaho, consisting of one or more hyperscale, neocloud, colocation, artificial intelligence, or other data center facilities, together with an Ancillary Behind-The-Meter Power Generation Facility (as defined below) and energy storage, substations, cooling systems, water and wastewater facilities, natural gas and other utility infrastructure, internal roads, security facilities, and other related supporting uses and improvements (the “Proposed Project”), subject to applicable governmental, utility, and regulatory approvals;

WHEREAS, the parties executed a certain Letter of Intent – Option to Purchase Properties dated August 20, 2026 (the “LOI”), and the parties desire to document the option to purchase the Cash Parcels contemplated by the LOI; and

WHEREAS, Seller desires to grant Buyer an exclusive option to purchase the Cash Parcels for cash consideration, and Buyer desires to acquire such option, on the terms and conditions set forth herein and in the Purchase and Sale Agreement attached as Exhibit A (the “Purchase Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1. Grant of Option. Seller grants Buyer the exclusive right and option (the “Option”) to purchase all of the Cash Parcels, together with the rights and interests to be conveyed under the Purchase Agreement, at the price and on the terms set forth in this Agreement and the Purchase Agreement. Buyer shall have no obligation to purchase the Cash Parcels unless and until Buyer timely exercises the Option in accordance with Section 7.

2. Option Period; Extension. The Option shall commence on the Effective Date and continue for twelve (12) months thereafter (the “Option Period”). The Option Period is intended to provide Buyer with adequate time to perform Due Diligence (as defined below), develop a land use and development plan for the Proposed Project, submit applications to Cassia County and other applicable governmental, utility, cooperative, and regulatory authorities, and pursue applicable discretionary and ministerial permits and approvals. Buyer may extend the Option Period for one additional six (6)-month period, in Buyer’s sole discretion, by delivering written notice to Seller before expiration of the then-current Option Period and paying Seller Sixty-Three Thousand Seven Hundred Fifty Dollars ($63,750.00) (the “Extension Payment”). The Extension Payment shall be treated in the same manner as the Option Amount under Sections 4 through 6, with fifty percent (50%) of the Extension Payment nonrefundable and fifty percent (50%) refundable, and the entire Extension Payment credited against the Purchase Price if the purchase of the Cash Parcels closes. For purposes of Sections 4 through 6, the terms “Nonrefundable Portion” and “Refundable Portion” shall include the corresponding portions of the Extension Payment if paid. The extension under this Section shall be in addition to any tolling of the Option Period under Section 20.

3. Expiration of Option. Unless earlier exercised or terminated in accordance with this Agreement, the Option shall expire automatically at 5:00 p.m. local time in Cassia County, Idaho, on the last day of the Option Period, as extended or tolled under this Agreement. Time is of the essence with respect to Buyer’s exercise of the Option.

4. Option Amount; Manner of Payment. As consideration for the Option, Buyer shall pay Seller an option fee of One Hundred Twenty-Seven Thousand Five Hundred Dollars ($127,500.00) (the “Option Amount”). Fifty percent (50%) of the Option Amount, equal to Sixty-Three Thousand Seven Hundred Fifty Dollars ($63,750.00), shall be nonrefundable to Buyer in all instances (the “Nonrefundable Portion”) and shall be credited against the Purchase Price if Buyer exercises the Option and the purchase of the Cash Parcels closes. The remaining fifty percent (50%), equal to Sixty-Three Thousand Seven Hundred Fifty Dollars ($63,750.00), shall constitute the “Refundable Portion” and shall be returned to Buyer, forfeited to Seller, or credited against the Purchase Price as provided in this Agreement. If Buyer exercises the Option and the purchase of the Cash Parcels closes, the entire Option Amount and any Extension Payment actually paid shall be credited against the Purchase Price (collectively, the “Option Credit”). Buyer shall deposit the Option Amount, and any Extension Payment if applicable, with Title One Corporation, 631 Hampton Drive, Burley, Idaho 83318 (the “Escrow Agent”), which shall be the exclusive title, closing, and escrow agent for this transaction. The Escrow Agent shall release the applicable Nonrefundable Portion to Seller and retain the applicable Refundable Portion pending exercise, termination, or expiration of the Option in accordance with this Agreement. Seller and Buyer shall execute mutually acceptable written escrow instructions consistent with this Agreement and the Purchase Agreement. No escrow instruction may diminish, modify, delay, condition, conflict with, or waive any substantive right of either party without that party’s express written agreement.

5. Refund and Forfeiture of Refundable Portion.

(a) Due Diligence Termination. During the Option Period, Buyer may terminate this Agreement by written notice to Seller if Buyer discovers and verifies an environmental, zoning, land use, water rights, utility, access, title, permitting, or other issue affecting the Cash Parcels or the Proposed Project, including the inability to obtain, transfer, convert, or maintain sufficient water rights for Buyer’s proposed use, that materially limits or adversely affects Buyer’s ability to obtain the permits and approvals required for the Proposed Project or otherwise renders the Cash Parcels unsuitable for Buyer’s proposed use as determined by the Buyer. If Buyer timely terminates under this subsection, the Refundable Portion shall be returned to Buyer and the Nonrefundable Portion shall remain with Seller.

(b) Seller Cure Right. Before a termination under subsection (a) becomes effective, Seller may elect, in Seller’s sole discretion, to cure the identified issue in a manner acceptable to Buyer, but only if the cure can be completed within the Option Period, as extended or tolled under this Agreement, without requiring a change to Buyer’s then-existing project development schedule. Buyer shall not be required to extend the Option Period or materially alter its project schedule to accommodate a cure.

(c) Other Failure to Purchase. If Buyer does not timely terminate under subsection (a), allows the Option to expire without exercise, or, after exercising the Option, fails to purchase the Cash Parcels, including because Buyer fails to satisfy the simultaneous-exercise or concurrent-closing requirements of Section 7, the Refundable Portion shall be forfeited to Seller unless the failure to close results from an uncured Seller default, Seller’s inability to convey title as required by the Purchase Agreement or the Stock Parcels purchase agreement, or a material failure of an express condition to Buyer’s obligation to close under the Purchase Agreement or the Stock Parcels purchase agreement that was not caused by Buyer or Buyer’s Representatives. Failure of the Stock Parcels transaction caused by Buyer or Buyer’s Representatives constitutes a failure by Buyer and not a default by Seller. The Nonrefundable Portion shall remain nonrefundable in all instances.

6. Application of Option Credit. If Buyer exercises the Option and the purchase of the Cash Parcels closes, the Option Credit shall be credited against the Purchase Price on a dollar-for-dollar basis.

7. Exercise of Option; Integrated Transaction. Buyer may exercise the Option at any time during the Option Period by delivering to Seller written notice of exercise (the “Exercise Notice”) together with an executed counterpart of the Purchase Agreement. Seller shall execute and return the Purchase Agreement to Buyer within two (2) business days after receipt. Buyer’s exercise of the Option shall apply to all of the Cash Parcels as a single transaction, subject only to acreage and boundary adjustments resulting from the ALTA Survey and any written amendment signed by both parties. This Agreement and the separate Stock Parcels option agreement constitute one integrated transaction. Buyer may exercise this Option only simultaneously with exercise of the option under the Stock Parcels option agreement, and Closing under this Agreement must occur concurrently with the closing under the Stock Parcels purchase agreement, unless Seller otherwise agrees in writing. Buyer’s failure to satisfy either requirement constitutes a failure and default by Buyer and not a default by Seller.

8. Covenants and Warranties of Seller During Option Period. During the Option Period, Seller shall continue to own, maintain, farm, irrigate, and operate the Cash Parcels in the ordinary course and may plant, cultivate, harvest, and sell crops in the ordinary course. Without Buyer’s prior written consent, Seller shall not: (a) sell, convey, option, lease, or otherwise transfer any portion of the Cash Parcels or enter into discussions or negotiate with any person or entity other than Buyer to do any of the foregoing; (b) create, extend, or materially modify any lease, easement, covenant, lien, deed of trust, right-of-way, purchase right, or other encumbrance affecting the Cash Parcels; (c) transfer, relinquish, abandon, materially modify, or encumber any water right, well right, irrigation right, other water-related interest, or mineral right used on or associated with the Cash Parcels; (d) make any material change to the zoning, land use status, access, utility service, or physical condition of the Cash Parcels outside ordinary agricultural operations; or (e) enter into any contract that would bind Buyer or the Cash Parcels after Closing, except as expressly approved by Buyer. Seller represents and warrants that there are no tenant leases or other agreements affecting the Cash Parcels that would prevent Seller’s grant of the Option or the sale of the Cash Parcels to Buyer under this Agreement. Seller shall comply with applicable laws in its operation of the Cash Parcels and shall provide Buyer with the Documents (as defined below) required by Section 13(b).

9. Automatic Termination. If Buyer fails to exercise the Option within the Option Period, including any extension or tolling thereof, the Option and Buyer’s rights under it shall automatically terminate without further notice, subject to the provisions of this Agreement that expressly survive termination and the disposition of the Option Amount and any Extension Payment under Sections 4 through 6.

10. Assignment. Buyer may assign this Agreement and the Purchase Agreement, in whole or in part, to an affiliate of Buyer or to a joint venture, partnership, limited liability company, project company, title-holding entity, or financing entity designated by Buyer in connection with the acquisition, financing, development, ownership, or operation of the Cash Parcels or the Proposed Project, provided that Buyer gives Seller advance written notice, the assignee executes a written assumption of all obligations for Seller’s benefit, the assignment does not materially impair Seller’s rights or remedies, and TerraVolt Holdings, Inc. remains jointly and severally liable with the assignee for all obligations unless Seller expressly releases TerraVolt Holdings, Inc. in writing. The Exercise Notice may designate Buyer or a permitted assignee as purchaser under the Purchase Agreement. Buyer’s disclosure of this Agreement or information concerning the Cash Parcels to, and access to the Cash Parcels by, Buyer’s affiliates, investors, lenders, joint venture partners, prospective project participants, consultants, contractors, or prospective assignees for evaluation and Due Diligence purposes shall not constitute an assignment of the Option, and Buyer remains responsible for the acts and omissions of all such persons acting as Buyer’s Representatives.

11. Section 1031 Exchange Cooperation. Seller may structure all or any portion of the disposition of the Cash Parcels as part of one or more exchanges pursuant to Section 1031 of the Internal Revenue Code, to the extent permitted by applicable law. Seller may assign its rights, but not its obligations, under this Agreement or the Purchase Agreement to a qualified intermediary or other exchange accommodation party without Buyer’s consent. Buyer shall reasonably cooperate with Seller and any qualified intermediary in connection with such exchange, including by executing customary assignment acknowledgments and exchange documentation reasonably requested by Seller and mutually acceptable written escrow instructions consistent with this Agreement and the Purchase Agreement; provided that no such escrow instructions may diminish, modify, delay, condition, or conflict with Buyer’s substantive rights under this Agreement or the Purchase Agreement, and provided further that Buyer shall not be required to incur any unreimbursed cost, expense, liability, obligation, or material delay or to make any representation or warranty and the consideration payable by Buyer shall not be increased or altered. Seller shall be responsible for all costs and fees associated with Seller’s Section 1031 exchange. Such assignment shall not release Seller from its obligations under this Agreement or the Purchase Agreement. Buyer makes no representation or warranty concerning the availability or tax consequences of Section 1031 treatment, and Seller shall rely on its own tax advisors.

12. Notices. All notices under this Agreement shall be in writing and shall be deemed delivered when received or refused if delivered personally, by nationally recognized overnight courier, or by certified United States mail, return receipt requested, or when transmitted by electronic mail if a copy is also sent by one of the foregoing methods no later than the next business day. Notices shall be addressed as follows, or to such other address as a party designates by notice.

TO SELLER: Wickel Land Company LLP c/o Ardel Wickel and Jesse Wickel PO Box 219 Declo, ID 83323 Email: wickelfarms@gmail.com

TO BUYER:

TerraVolt Holdings, Inc.

Attention: Joel Stone

Address: 11753 Willard Ave. Tustin, CA 92782

jstone@terravoltholdings.com

WITH A COPY TO:

Salvador M. Salazar

Sr. Counsel

Email: sal@terravoltholdings.com.

A copy of every Exercise Notice and every notice concerning the Option Amount or any deposit, escrow instruction, exercise, or Closing shall also be delivered to TitleOne Corporation, 631 Hampton Drive, Burley, Idaho 83318, Attention: Annette Roth.

13. Due Diligence; Rights and Duties During Option Period. The following provisions govern Buyer’s Due Diligence with respect to the Cash Parcels and the Proposed Project.

(a) Due Diligence; Approved Activities. During the Option Period, and at Buyer’s sole cost and expense, Buyer may conduct on-site and off-site investigations, tests, assessments, examinations, surveys, studies, planning, engineering, design, meetings, consultations, applications, submissions, negotiations, public-agency outreach, entitlement activities, and permitting activities concerning the Cash Parcels and the Proposed Project (collectively, “Due Diligence”), subject to this Section 13. Buyer shall coordinate all physical entry on the Cash Parcels in advance with Seller. Before any drilling, excavation, boring, push-pull test, invasive testing, installation of testing equipment, or other activity that may materially affect crops, irrigation, water rights, wells, improvements, title, or farming operations, Buyer shall provide Seller reasonable advance notice and coordinate the work with Seller so as to minimize unreasonable interference with agricultural operations. Seller may impose reasonable seasonal, crop, irrigation, biosecurity, and safety conditions that do not unreasonably prevent or delay Buyer’s Due Diligence. Buyer is responsible for compliance by all of its Representatives.

(b) Documents. Within ten (10) days after the Effective Date, Seller shall furnish Buyer copies of all documents in Seller’s possession or control that materially relate to the Cash Parcels, including deeds; title reports and policies; surveys; site plans; zoning and land use materials; environmental, soils, geotechnical, biological, cultural, traffic, water, wastewater, irrigation, drainage, and utility studies; water right permits, licenses, decrees, claims, transfer or conversion records, well logs, pump records, and irrigation district records; written leases, tenancies, rental agreements, crop or farm agreements, service contracts, management agreements, easements, and other agreements affecting the Cash Parcels; and any written description of material oral agreements affecting the Cash Parcels (collectively, the “Documents”).

(c) Access; Coordination with Agricultural Operations. Seller shall provide Buyer and its employees, agents, consultants, contractors, engineers, surveyors, entitlement consultants, legal counsel, investors, lenders, joint venture partners, prospective project participants or assignees, utility representatives, and governmental representatives (collectively, “Representatives”) with reasonable access to the Cash Parcels for Due Diligence, subject to advance coordination with Seller and Seller’s reasonable seasonal, crop, irrigation, biosecurity, and safety conditions. Buyer and its Representatives shall avoid unreasonable interference with ongoing farming and irrigation operations, minimize damage to crops and agricultural improvements, comply with Seller’s access instructions, and leave gates and security devices as found. Buyer shall be responsible for all acts and omissions of its Representatives under this Agreement.

(d) Title Commitment; Survey; Objections. During the Option Period, Seller shall cooperate with Buyer as reasonably needed for Buyer to obtain an ALTA/NSPS Land Title Survey of the Cash Parcels prepared by a professional land surveyor licensed in the State of Idaho and certified to Buyer, Seller, and TitleOne Corporation (the “ALTA Survey”) and a commitment for an ALTA Extended Coverage Owner’s Policy of Title Insurance in the amount required by Buyer from a title insurance company acceptable to Buyer, showing all matters affecting title to the Cash Parcels, together with legible copies of all recorded exceptions. The ALTA Survey shall control the total acreage and the boundaries of the Cash Parcels for all purposes under this Agreement and the Purchase Agreement, including calculation of the Purchase Price, and the legal descriptions of the Cash Parcels on Schedule 1 shall be conformed to the ALTA Survey before Closing. Buyer may review and object to title, access, survey, acreage, easement, water-right, and other matters as part of its Due Diligence and in determining whether to exercise the Option.

(e) Defined Project Uses. For purposes of this Agreement, “Data Center Campus” means an integrated, master-planned development on or including the Cash Parcels for one or more hyperscale, neocloud, colocation, artificial intelligence, or other data center facilities and customary supporting infrastructure, including internal roads, parking, security facilities, substations, utility buildings, cooling systems, water systems, wastewater systems, maintenance buildings, warehouses, stormwater facilities, and ancillary behind-the-meter power generation and energy storage facilities. “Ancillary Behind-the-Meter Power Generation Facility” means a natural gas power plant, generator array, turbine installation, fuel system, battery energy storage system, substation, switchgear, control building, emissions control equipment, stack, or related equipment located on or serving the Data Center Campus and operated primarily to serve the electric load of the Data Center Campus. “Isolated Non-Export Non-Parallel System” means an electrical configuration in which dedicated onsite generation is primarily consumed onsite, is designed not to export power for off-site sale, and does not operate in parallel with the bulk transmission or distribution grid, except for limited temporary interconnection or other functions expressly approved for testing, commissioning, black start, maintenance bypass, protective relaying, emergency safety, or similar reliability purposes.

(f) Governmental Approvals. “Governmental Approvals” means all governmental (local, county, state, or federal), quasi-governmental, utility, cooperative, district, agency, board, commission, department, and other public or private approvals, authorizations, consents, permits, licenses, applications, agreements, determinations, interpretations, amendments, text amendments, map amendments, comprehensive plan amendments, development agreements, conditional use permits, special use permits, zoning approvals, master plans, site plans, subdivision approvals, lot line adjustments, parcel maps, building permits, grading permits, air permits, water-right approvals, water transfers or conversions, water and wastewater approvals, utility and service approvals, system impact studies, natural gas service and interconnection approvals, road and access approvals, transportation and encroachment permits, environmental reviews, findings, conditions, mitigation measures, and related entitlements that Buyer deems necessary or desirable for the investigation, planning, entitlement, financing, construction, ownership, operation, leasing, or disposition of the Cash Parcels or the Proposed Project.

(g) Zoning, Land Use, Water, Utility, and Permitting Rights. Without limiting subsection (f), Buyer may prepare, file, seek, process, support, amend, modify, defend, obtain, vest, withdraw, abandon, allow to expire, or otherwise manage Governmental Approvals reasonably related to the Proposed Project. Such activities may include amendments to the Multiple Use zoning regulations or other applicable development regulations; conditional use permits; development agreements; master plans; subdivision approvals; water-right approvals, transfers, or conversions; environmental permits; utility and service approvals; system impact studies; transportation and encroachment permits; and approvals for data centers, behind-the-meter natural gas generation, battery energy storage, substations, switchgear, emissions control equipment, fuel and natural gas infrastructure, water and wastewater treatment, cooling systems, roads, security, parking, and other supporting uses and infrastructure. Seller acknowledges that Buyer must be able to investigate, validate, and verify during the Option Period that the Cash Parcels can be entitled and developed for the Proposed Project as planned, and that doing so requires Buyer to prepare, file, and process applications, submittals, and related Governmental Approvals before Closing. Buyer’s rights under this subsection are subject to subsection (i), and no Governmental Approval, application, or submittal shall bind Seller, encumber the Cash Parcels, or restrict Seller’s ownership, use, or farming of the Cash Parcels before Closing without Seller’s separate written approval as provided therein.

(h) Seller Cooperation with Governmental Approvals. Within five (5) business days after Buyer’s reasonable request, Seller shall execute and deliver owner authorizations, applications, petitions, affidavits, letters, consents, site-control confirmations, access authorizations, and other instruments reasonably necessary for Buyer to pursue Governmental Approvals affecting the Cash Parcels, provided Buyer pays the third-party application fees, consultant costs, and governmental processing costs. Seller shall not unreasonably object to, protest, appeal, oppose, delay, interfere with, or support a third-party challenge to a Governmental Approval pursued in accordance with this Agreement, and Seller shall reasonably cooperate in public hearings, agency meetings, and entitlement proceedings if requested by Buyer. Nothing in this subsection requires Seller to accept a present binding burden prohibited by subsection (i).

(i) No Pre-Closing Burden on Seller or Cash Parcels. Notwithstanding any other provision of this Agreement, no easement, dedication, lien, assessment, water-right transfer or conversion, utility obligation, construction obligation, operational obligation, development agreement, recorded covenant, or other material burden shall become binding upon Seller or the Cash Parcels before Closing without Seller’s separate written approval. Buyer may prepare, negotiate, submit, and process documents that could create such a burden, but no such document shall be executed by Seller, recorded, accepted as a binding obligation of Seller, or made effective against the Cash Parcels before Closing without Seller’s separate written approval. For clarity, a zoning text amendment, land use approval, permit, or condition that imposes obligations only if and when Buyer or a successor commences the approved development, and that imposes no present payment, dedication, encumbrance, assessment, construction, operational, or water-right obligation on Seller before Closing, shall not by itself constitute a prohibited pre-Closing burden under this subsection. To the extent permitted by the applicable governmental authority, Buyer shall request that any condition, obligation, or burden attached to a Governmental Approval obtained before Closing become effective only upon or after Closing, and, as between Seller and Buyer, any such condition, obligation, or burden shall be the sole responsibility of Buyer. Buyer shall not execute any document in Seller’s name or on Seller’s behalf. Nothing in this subsection limits Buyer’s right to file, process or obtain Governmental Approvals before Closing, provided that no such approval, before Closing, imposes a present payment, dedication, easement, assessment, construction, operational, water-right or other affirmative obligation on Seller, or encumbers title to the Cash Parcels, without Seller’s separate written approval.

(j) No Obligation to Purchase; Public-Agency Records. Seller acknowledges that Buyer’s right to pursue Governmental Approvals is a material part of the Option and that Buyer may decide not to exercise the Option even after applications or approvals have been prepared, filed, processed, obtained, denied, conditioned, modified, withdrawn, abandoned, or allowed to lapse. So long as Buyer complies with subsection (i), the existence of Due Diligence materials, filed applications, agency correspondence, public-agency records, zoning or code amendments, or project-specific approvals shall not constitute waste, slander of title, a cloud on title, impairment of the Cash Parcels, bad faith, or other actionable conduct by Buyer. Buyer shall have no obligation after a permitted termination to reverse a legislative or regulatory action not uniquely binding Seller or the Cash Parcels, but Buyer shall reasonably cooperate, at Seller’s request and expense, in withdrawing any then-pending project-specific application that can be withdrawn without cost or continuing liability to Buyer.

(k) Inspection Standards; Restoration; Liens; Environmental Matters; Indemnity; Insurance. Buyer shall perform Due Diligence in a manner that avoids damage or disruption to the Cash Parcels, crops, farming operations, irrigation systems, water rights, wells, roads, fences, gates, equipment, sheds, retained property, and other improvements. Buyer is responsible for all acts and omissions of its Representatives, including its consultants and contractors, and for any environmental release or condition caused, exacerbated, or spread by Buyer or its Representatives, and for all resulting liens, penalties, governmental claims, and agency filings or submissions. Buyer shall promptly restore all affected property substantially to its prior condition, repair all damage, remove or bond off all liens before they affect title, remove all debris and test materials, address unsafe conditions, and compensate Seller for crop loss and operational interruption caused by Buyer’s or its Representatives’ activities. Buyer shall indemnify, defend, and hold harmless Seller and its partners, affiliates, representatives, employees, agents, and contractors from and against all claims, losses, liabilities, damages, liens, penalties, costs, and reasonable attorneys’ fees arising from Buyer’s or its Representatives’ entry or activities, except to the extent caused by Seller. Merely discovering or reporting a preexisting condition does not create liability for Buyer, but Buyer remains responsible for exacerbating or spreading any preexisting condition. Before any physical entry, Buyer shall maintain commercially reasonable commercial general liability, automobile liability, workers’ compensation, employer’s liability, environmental or pollution liability, and contractor and consultant coverage appropriate to the activities, shall name Seller as an additional insured where commercially available, and shall provide Seller certificates of insurance and applicable endorsements before entry. Such insurance shall be primary and noncontributory and include a waiver of subrogation in favor of Seller where commercially available, and shall continue through completion of the activities and all required restoration. Buyer’s repair, restoration, lien, environmental, indemnity, and insurance obligations survive Closing or termination.

(l) Environmental Laws; Hazardous Substances. For purposes of this Agreement, “Environmental Laws” means applicable federal, State of Idaho, and local laws and regulations concerning hazardous substances, hazardous waste, contamination, releases, air quality, water quality, underground storage tanks, solid waste, and environmental remediation, including applicable provisions of the federal Comprehensive Environmental Response, Compensation, and Liability Act and Resource Conservation and Recovery Act and applicable Idaho environmental and hazardous-waste laws. “Hazardous Substance” means a substance, material, or waste regulated as hazardous, toxic, contaminating, or polluting under applicable Environmental Laws, but does not include lawful agricultural chemicals used, stored, handled, and disposed of in compliance with applicable law solely by reason of such lawful use.

(m) Closing Following Exercise. If Buyer exercises the Option, the parties shall proceed to Closing of the Cash Parcels in accordance with the Purchase Agreement.

14. Prorations. Real property taxes, special taxes, assessments, and other customary prorations shall be prorated between Seller and Buyer as of Closing in accordance with the Purchase Agreement and the final settlement statement.

15. Entire Agreement; Integrated Transaction;. This Agreement, including Schedule 1 and Exhibit A, and the Stock Parcels option agreement and its exhibits constitute the integrated transaction between the parties and supersede prior oral or written understandings concerning the same subject matter, except for any separate confidentiality agreement that expressly survives. Any amendment or waiver of the simultaneous-exercise or concurrent-closing requirements must be in writing signed by Seller and Buyer. If a conflict exists, the more specific provision governing the applicable parcel or closing controls, but no provision shall be construed to eliminate the integrated-transaction requirements without Seller’s express written agreement. Any amendment must be in writing signed by both parties.

16. Attorney’s Fees. In any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other relief awarded.

17. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective permitted successors and assigns.

18. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to conflict-of-law principles. Any action arising out of or relating to this Agreement shall be brought exclusively in the District Court of the State of Idaho in and for Cassia County, Idaho, and each party irrevocably consents to its jurisdiction and venue.

19. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Signatures transmitted electronically or by PDF shall be effective as originals.

20. Tolling. The Option Period shall be tolled during any period in which litigation, a governmental moratorium, or other similar circumstance beyond Buyer’s reasonable control materially delays or prevents Buyer from pursuing the Proposed Project or applicable permits or approvals. In addition, the Option Period shall be tolled during any period in which Seller is in default of its obligations under this Agreement or the Stock Parcels Option Agreement or is unable to perform its obligations under the Purchase Agreement or the Stock Parcels purchase agreement. The Option Period shall be extended for the period during which such circumstance continues, without any outside limitation on the tolling period.

21. Memorandum of Option. At Buyer’s request, Seller shall, within five business days, execute a memorandum of this Agreement in a form reasonably acceptable to Seller and Buyer, which Buyer may record in the real property records of Cassia County, Idaho, to provide notice of the Option. Upon expiration or termination of this Agreement without exercise of the Option, Buyer shall promptly execute and record a release or termination of the memorandum at Buyer’s cost. This obligation survives expiration or termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:	BUYER:

Wickel Land Company LLP	TerraVolt Holdings, Inc.
an Idaho limited liability partnership

By:	/s/ Ardel Wickel	By:	/s/ Jesse Wickel
Name:	Ardel Wickel	Name:	Jesse Wickel
Title:	Partner	Title:	Partner

By:	/s/ Joel Stone
Name:	Joel Stone
Title:	Chief Executive Officer

SCHEDULE 1

CASH PARCELS

The Cash Parcels subject to this Agreement are identified below and are currently estimated to total approximately 903.30 acres. The parcel numbers and acreage figures are included solely for convenience and are approximations only. Complete recordable legal descriptions for all eight Cash Parcels are attached to this Schedule 1 as Annex A and shall control over any parcel number, acreage, or other description until the ALTA Survey (as defined in Section 13(d)) is completed. Upon completion, the ALTA Survey shall control the total acreage and the boundaries of the Cash Parcels for all purposes, including calculation of the Purchase Price under Exhibit A, and the legal descriptions annexed to this Schedule 1 shall be conformed to the ALTA Survey.

The complete recordable legal descriptions annexed hereto as Annex A shall define and control the Cash Parcels, subject to the ALTA Survey as provided above. The county parcel numbers and approximate acreages below are included solely for convenience and do not replace, modify, or control over the complete recordable legal descriptions. This Schedule 1 is incorporated into and serves as the property-description attachment for both this Agreement and the Purchase and Sale Agreement attached as Exhibit A.

No.	Parcel Number	Approx. Acres
i.	RP10S25E200001	615.60
ii.	RP10S25E293000	19.65
iii.	RP10S25E292402	91.50
iv.	RP10S25E294100	5.00
v.	RP10S25E301900	20.00
vi.	RP10S25E301725	5.31
vii.	RP10S25E198401	68.41
viii.	RP10S25E197200	77.83
	TOTAL	903.30

ANNEX A TO SCHEDULE 1

PARCEL NO. 1:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 19:	Part of the N½SE¼, more particularly described as follows:

Beginning at the East quarter corner of Section 19, said corner marked by a 5/8 inch rebar with 3 inch aluminum cap on top which shall be the POINT OF BEGINNING;

Thence South 00°37’13” East along the east line of Section 19 for a distance of 1314.62 feet to an iron pipe at the southeast corner of the N½SE¼ of Section 19;

Thence North 88°47’22” West along the south line of the N½SE¼ of Section 19 for a distance of 1303.29 feet to an iron pipe at the southeast corner of the NW¼SE¼ of Section 19;

Thence North 88°49’12” West along said line for a distance of 1300.79 feet to a 5/8 inch rebar at the southwest corner of the N½SE¼ of Section 19;

Thence North 00°32’07” West along the west line of the N½SE¼ of Section 19 for a distance of 1291.91 feet to an iron pipe at the center quarter corner of Section 19;

Thence South 89°18’12” East along the north line of the N½SE¼ of Section 19 for a distance of 2601.54 feet to the POINT OF BEGINNING.

PARCEL NO. 2:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 19:	Part of the S½SE¼, more particularly described as follows:

Beginning at the Southeast corner of Section 19, said corner marked by a 5/8 inch rebar with 3 inch aluminum cap on top which shall be the POINT OF BEGINNING;

Thence North 88°11’14” West along the south line of Section 19 for a distance of 1303.04 feet to an iron pipe at the southeast corner of the SW¼SE¼ of Section 19;

Thence North 88°10’57” West along said line for a distance of 977.88 feet to a ½ inch rebar at the southwest corner of the E½W½SW¼SE¼;

Thence North 00°33’43” West along the west line of the E½W½SW¼SE¼ for a distance of 1295.55 feet to a ½ inch rebar at the northwest corner of the E½W½SW¼SE¼;

Thence South 88°49’12” East along the north line of the S½SE¼ for a distance of 975.56 feet to an iron pipe at the northeast corner of the SW¼SE¼ of Section 19;

Thence South 88°47’22” East along the north line of the S½SE¼ of Section 19 for a distance of 1303.29 feet to an iron pipe at the northeast corner of the S½SE¼ of Section 19;

Thence South 00°36’47” East along the east line of Section 19 for a distance of 1320.17 feet to the POINT OF BEGINNING.

PARCEL NO. 3:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 20:	All that portion of Section 20 lying North of the State Highway 81, formerly State Highway 30

PARCEL NO. 4:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 29:	All that part of the NW¼ of said Section 29, lying North of the right-of-way of the Burley and Idahome branch of the Oregon Short Line Railroad,

EXCEPTING THEREFROM the right-of-way for State Highway 81 and old State Highway 30, and EXCEPT the following described tracts:

Tract No. 1:

Beginning at the East ¼ section corner of said Section 29, said point marked by a 5/8 inch rebar; thence North 1°00’56” East along section line for 1579.53 feet to a point on the South right of way of old Highway 30; thence South 71°52’18” West (South 70°52’ West, rec.) along said highway right of way for 1934.84 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence South 17°00’30” East for 347.53 feet to a ½ inch rebar;

Thence South 17°00’30” East for 7.10 feet to a point on the North right of way of the Railroad Tracks (abandoned);

Thence on a curve to the left along said railroad right of way to an “X” on a large rock at point 7184 79.2, said curve having a central angle of 8°55’47” and a radius of 4397.18 feet, said rock lying South 88°08’48” West for 684.61 feet from previous point;

Thence South 83°40’55” West along said railroad right of way for 748.46 feet to a ½ inch rebar;

Thence North 36°13’41” East for 18.06 feet to a ½ inch rebar on the South right of way of the old Highway 30;

Thence North 71°54’49” East (North 70°52’ East, rec.) along said highway right of way for 1382.04 feet to the POINT OF BEGINNING.

Tract No. 2:

Beginning at the West ¼ section corner of said Section 29, said corner marked by a 5/8 inch rebar; thence North 0°41’09” East along section line for 278.54 feet to a point on the North right-of-way of a deeded right-of-way; thence North 83°39’14” East along said right-of-way for 988.70 feet to a ½ inch rebar; thence North 84°45’05” East along said right-of-way for 278.72 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence North 1°43’26” East for 67.08 feet to a ½ inch rebar;

Thence North 65°01’36” East for 1464.99 feet to a ½ inch rebar;

Thence South 1°29’52” West parallel with the East line of the NW¼ for 421.88 feet to a ½ inch rebar on the North right-of-way of a deeded right of way;

Thence South 71°55’04” West along said right of way for 675.44 feet to a ½ inch rebar;

Thence South 76°53’20” West along said right of way for 179.50 feet to a ½ inch rebar;

Thence South 85°18’26” West along said right of way for 156.90 feet to a ½ inch rebar;

Thence South 89°53’42” West along said right of way for 345.74 feet to the POINT OF BEGINNING.

PARCEL NO. 5:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30:	Part of the E½NE¼, more particularly described as follows:

Beginning at the Southwest corner of the SE¼NE¼ of said Section 30, said point marked by a 5/8 inch rebar; thence North 1°17’34” East along the 1/16th section line for 50.0 feet to a ½ inch rebar; thence North 1°17’34” East along said 1/16th section line for 0.88 feet to a point on the North right-of-way of the Old State Highway which shall be the POINT OF BEGINNING;

Thence North 1°17’34” East along said 1/16th section line for 712.98 feet to a ½ inch rebar on the South right-of-way of the State Highway;

Thence North 60°43’04” East (North 59°33’ East, State Highway Data) along said highway right-of-way for 1119.11 feet to a ½ inch rebar;

Thence South 0°41’09” West for 1108.24 feet to a ½ inch rebar on the North right-of-way of the old State Highway;

Thence South 83°39’14” West (South 82°45’ West, rec.) along said highway right-of-way for 574.93 feet to a ½ inch rebar at Sta.3834+08.4;

Thence on a curve to the left along said highway right-of-way for 186.26 feet to a ½ inch rebar at Sta. 3835+91; said curve having a central angle of 8°14’03” and a radius of 1296.04 feet, said ½ inch rebar lying South 79°32’13” West for 186.10 feet from the previous point;

Thence South 75°25’11” West (South 73°37’ West, rec.) along said highway right-of-way for 142.00 feet to a ½ inch rebar at Sta. 3837+33;

Thence on a curve to the right along said highway right of way for 89.15 feet to the POINT OF BEGINNING: said curve having a central angle of 4°39’26” and a radius of 1096.80 feet, said point lying South 77°44’54” West for 89.13 feet from the previous point.

PARCEL NO. 6:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30:	Part of the SW¼NE¼, more particularly described as follows:

Beginning at the Southeast corner of the SW¼NE¼ of said Section 30, said point marked by a 5/8 inch rebar; thence North 1°17’34” East along the 1/16th section line for 50.00 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence South 82°35’48” West (South 82°37’ West rec.) along the North line of a deeded right-of-way for 320.68 feet (321’, rec.) to a ½ inch rebar on the ¼ section line;

Thence North 88°26’ West (Basis of Bearing) along the ¼ section line for 339.20 feet to a ½ inch rebar;

Thence North 2°40’51” West for 210.36 feet to a ½ inch rebar;

Thence North 23°17’21” West for 133.81 feet to a concrete highway right-of-way marker at State Highway Sta. 561+00.0;

Thence North 60°43’04” East (North 59°33’ East, rec.) along the South right-of-way of the State Highway for 843.74 feet to a ½ inch rebar on the 1/16th section line;

Thence South 1°17’34” West along the 1/16th section line for 713.85 feet to the POINT OF BEGINNING.

SAVE AND EXCEPT the following described:

Beginning at the Southeast corner of the SW¼NE¼ of said Section 30, said corner marked by a 5/8 inch rebar; thence North 88°26’00” West along the South line of the SW¼NE¼ for 317.00 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence North 89°26’00” West along the South line of the SW¼NE¼ for 339.20 feet to a ½ inch rebar;

Thence North 2°40’51” West for 210.36 feet to a ½ inch rebar;

Thence North 23°17’21” West for 133.81 feet to a highway right-of-way marker at station 561+00.00, said marker being on the Southeasterly right-of-way of State Highway 30;

Thence North 60°43’04” East along said highway right-of-way for 310.34 feet to a ½ inch rebar;

Thence South 32°32’26” East for 179.32 feet to a ½ inch rebar;

Thence South 5°46’27” East for 344.68 feet to the POINT OF BEGINNING.

ALSO EXCEPTING a well easement for the benefit of the tract excepted above, and more particularly described as follows:

Beginning at the Southeast corner of the SW¼NE¼ of said Section 30, said corner marked by a 5/8 inch rebar; thence North 88°26’00” West along the South line of the SW¼NE¼ for 317.00 feet to a ½ inch rebar; thence North 5°46’27” West for 324.68 feet to the POINT OF BEGINNING;

Thence North 5°46’27” West for 20.00 feet to a point;

Thence North 84°13’33” East for 20.00 feet to a point;

Thence South 5°46’27” East for 20.00 feet to a point;

Thence South 84°13’33” West for 20.00 feet to the POINT OF BEGINNING.

EASEMENT NO. 2:

A 20-foot easement for maintenance, use and repair of a pipeline, for the benefit of Parcel No. 6 as disclosed in Warranty Deed by and between Carl E. Schrenk and Linda L. Schrenk, husband and wife and Tim S. Darrington and Jana Darrington, husband and wife, dated January 25, 1993, and recorded August 31, 1999, as Instrument No. 264793, records of Cassia County, Idaho, over and across the following described parcel:

Beginning at the Southeast corner of the SW¼NE¼ of Section 30, Township 10 South, Range 25 East of the Boise Meridian said corner marked by a 5/8 inch rebar; thence North 88°26’00” West along the South line of the SW¼NE¼ for 317.00 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence North 89°26’00” West along the South line of the SW¼NE¼ for 339.20 feet to a ½ inch rebar;

Thence North 2°40’51” West for 210.36 feet to a ½ inch rebar;

Thence North 23°17’21” West for 133.81 feet to a highway right-of-way marker at station 561+00.00, said marker being on the Southeasterly right-of-way of State Highway 30;

Thence North 60°43’04” East along said highway right-of-way for 310.34 feet to a ½ inch rebar;

Thence South 32°32’26” East for 179.32 feet to a ½ inch rebar;

Thence South 5°46’27” East for 344.68 feet to the POINT OF BEGINNING.

(For the maintenance, use and repair of an existing pipeline across said parcel from the well at the East side of said parcel running Westerly to the West side of said parcel.)

PARCEL NO. 7:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30:	Part of the SE¼NE¼ and part of the NE¼NE¼ of said Section 30, more particularly described as follows:

Beginning at the Northeast corner of the SE¼NE¼ of said Section 30, said point marked by a U.S. General Land Office Brass Cap which shall be the POINT OF BEGINNING;

Thence South 0°41’09” West along section line for 1037.81 feet to a ½ inch rebar on the North right-of-way of the Old State Highway;

Thence South 83°39’14” West (South 82°45’ West, rec.) along said highway right-of-way for 355.36 feet to a ½ inch rebar;

Thence North 0°41’09” East for 1108.24 feet to a ½ inch rebar on the South right-of-way of State Highway 30;

Thence North 60°43’04’ East (North 59°33’ East State Highway data) along said highway right-of-way for 407.11 feet to a point on the section line;

Thence South 0°41’09” West along said section line for 230.28 feet to the POINT OF BEGINNING.

EXHIBIT A

PURCHASE AND SALE AGREEMENT – CASH PARCELS

This Purchase and Sale Agreement (this “Purchase Agreement”) is entered into by Wickel Land Company LLP, an Idaho limited liability partnership (“Seller”), and TerraVolt Holdings, Inc., a Nevada corporation (“Buyer”), pursuant to and in connection with that certain Option Agreement – Cash Parcels between Seller and Buyer (the “Option Agreement”) related to the Cash Parcels. Capitalized terms not defined in this Purchase Agreement have the meanings given in the Option Agreement. This Purchase Agreement shall become binding when Buyer timely exercises the Option in accordance with Section 7 of the Option Agreement and Seller executes and returns this Purchase Agreement as required thereunder (the “PSA Effective Date”).

1. Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all of the Cash Parcels described on Schedule 1 to the Option Agreement, together with Seller’s right, title, and interest in appurtenant easements, rights-of-way, access rights, transferable water rights, mineral rights, wells, and existing improvements and fixtures, except for Seller Retained Property (collectively, the “Purchased Property”). “Seller Retained Property” means Seller’s irrigation equipment and facilities, including pumps, motors, electrical panels, controls, pivots and irrigation lines; farm equipment, machinery, tools, parts, supplies, materials, equipment and machinery storage sheds, other existing farm buildings and structures, and related agricultural property and fixtures, whether movable or affixed. The existing storage sheds and other farm buildings and structures (the “Storage Buildings”) are governed by Section 9, and removal of retained property is governed by Sections 9 and 10. Seller Retained Property excludes the land, transferable water rights, mineral rights and wells themselves, including wellbores and casings, which are conveyed without Seller’s retained pumping equipment.

2. Total Acreage and Boundaries; ALTA Survey. The ALTA Survey (as defined in Section 13(d) of the Option Agreement) shall control the total acreage and the boundaries of the Cash Parcels for all purposes under this Purchase Agreement, including calculation of the Purchase Price, and the legal descriptions on Schedule 1 and in the deed delivered at Closing shall be conformed to the ALTA Survey. The parties acknowledge that the current aggregate acreage of 903.30 acres is an estimate only.

3. Purchase Price. The total purchase price (the “Purchase Price”) shall equal Thirty Thousand Dollars ($30,000.00) multiplied by the total acreage of the Cash Parcels shown on the ALTA Survey and shall be payable entirely in cash at Closing, subject to the Option Credit. Based on the current estimated acreage of 903.30 acres, the estimated Purchase Price is Twenty-Seven Million Ninety-Nine Thousand Dollars ($27,099,000.00). The final Purchase Price shall be adjusted based on the ALTA Survey.

4. Application of Option Credit. If Buyer exercises the Option and the purchase of the Cash Parcels closes, the Option Credit shall be credited against the Purchase Price on a dollar-for-dollar basis.

5. Payment of Purchase Price. At Closing, Buyer shall deposit with TitleOne Corporation, 631 Hampton Drive, Burley, Idaho 83318 (“TitleOne”), by wire transfer of immediately available funds an amount equal to the Purchase Price, less the Option Credit and subject to the prorations and other adjustments provided in this Purchase Agreement, for disbursement to Seller at Closing.

6. Closing. The consummation of the purchase and sale of the Cash Parcels (the “Closing”) shall occur exclusively through TitleOne on a date designated by Buyer in the Exercise Notice or by subsequent written notice, but no later than thirty (30) days after the PSA Effective Date unless the parties agree otherwise in writing, and concurrently with closing of the Stock Parcels transaction unless Seller otherwise agrees in writing. At Closing, Buyer shall cause the Purchase Price, as adjusted for the Option Credit, prorations, and other adjustments under this Purchase Agreement, to be paid to Seller through TitleOne, and Seller shall deliver the deed and other documents required by this Purchase Agreement. Mutually acceptable written escrow instructions may supplement but shall not diminish the substantive rights of either party under the Option Agreement or this Purchase Agreement.

7. Title; Conveyance; Closing Deliveries. At Closing, Seller shall convey fee simple title to the Purchased Property by a duly executed and recordable general warranty deed containing the legal descriptions of the Cash Parcels from Schedule 1, as conformed to the ALTA Survey, and expressly excluding the Seller Retained Property, subject only to exceptions approved by Buyer during the Option Period and any new exceptions approved in writing by Buyer. Seller shall deliver to TitleOne the deed, customary owner affidavits, entity authority documents, assignments of transferable water rights and other appurtenant rights included in the Purchased Property, and such other documents reasonably necessary to complete the conveyance. Buyer shall deliver to TitleOne the funds required under Section 5 and its customary entity authority documents. The parties shall execute mutually acceptable written escrow instructions consistent with this Purchase Agreement that do not diminish Buyer’s or Seller’s rights.

8. Agricultural Operations and Crops After Closing. The Cash Parcels are currently used for agricultural operations and may include planted crops as of Closing. If any crops planted before Closing remain growing or unharvested after Closing, Seller may continue to farm and harvest those crops after Closing. At any time after Closing, Buyer may terminate Seller’s right to continue farming all or any affected acreage by giving Seller ninety (90) days’ written notice to vacate the affected acreage (a “Notice to Vacate”). Within the ninety (90)-day period following Seller’s receipt of a Notice to Vacate, Seller shall remove its equipment and other Seller Retained Property from the affected acreage in accordance with Section 10, and Buyer shall purchase Seller’s crops on the affected acreage at Fair Market Value as provided in this Section 8. Upon Closing, Seller shall not plant any new crops on the Cash Parcels. Seller may harvest the applicable crops during the notice period and shall cease farming and surrender possession of the affected acreage upon receipt by Seller of the purchase price for the crops as hereinafter provided in this Section 8. Buyer may, at any time after delivery of a Notice to Vacate, elect to purchase the crops located on the affected acreage at Fair Market Value, and upon payment of such Fair Market Value, Seller shall immediately cease farming and surrender possession of the affected acreage to Buyer. If any crops remain growing or unharvested on the affected acreage at the end of the ninety (90)-day notice period, Buyer shall purchase those crops from Seller at Fair Market Value.

For purposes of this Section, “Fair Market Value” means (a) the current market price for the applicable crop, as published or referenced by the Idaho Farm Bureau Federation (“IFBF”) as of the date Buyer gives Seller the Notice to Vacate the affected acreage, multiplied by (b) the average annual yield per acre for such crop shown by Seller’s production records for the five (5) crop years immediately preceding the Notice to Vacate, multiplied by (c) the number of acres of the affected acreage planted in such crop. Seller shall deliver copies of such production records, with reasonable supporting documentation, to Buyer within ten (10) days after receipt of the Notice to Vacate. Buyer shall have no obligation to compensate Seller for crops planted after Closing.

9. Storage Buildings; One-Year License; Removal. Seller may use the existing Storage Buildings rent-free for equipment storage and related agricultural purposes for one (1) year following delivery by Buyer of any Notice to Vacate (the “Storage License Period”). This license expires one year following the date Buyer delivers any Notice to Vacate. All other acreage is subject to the ninety (90)-day Notice to Vacate provisions of Sections 8 and 10. During the Storage License Period, Seller may remove the Storage Buildings and their contents at its expense, subject to coordination with Buyer, removal of debris and repair of material damage caused by removal. Any Storage Building or Seller Retained Property stored in it remaining at the end of that period shall be deemed abandoned and become Buyer’s property without further payment. Buyer shall charge Seller no rent or other consideration for use or removal during that period.

10. Removal of Seller Retained Property. At any time after Closing, Buyer may deliver a Notice to Vacate for any Cash Parcels acreage other than the Storage Buildings governed by Section 9. Subject to Seller’s crop rights under Section 8, Seller shall vacate the affected acreage and remove Seller Retained Property, including pumps, panels, pivots and irrigation equipment, within ninety (90) days after receiving the notice. The notice shall not shorten or extend the one-year Storage License Period or affect property stored in the Storage Buildings. Seller shall coordinate removal, avoid unreasonable interference, remove debris and repair material damage it causes. Seller may not remove or damage the conveyed wells, including wellbores and casings, or impair conveyed water rights. Seller may enter rent-free as reasonably necessary for timely removal. Seller Retained Property remaining on noticed acreage after ninety (90) days shall be deemed abandoned and may be retained or disposed of by Buyer without liability to Seller. Section 11 governs Seller’s insurance and liability obligations.

11. Post-Closing Seller Activities; Insurance and Liability. During any period after Closing in which Seller continues farming the Cash Parcels, uses the Storage Buildings, or removes Seller Retained Property pursuant to this Purchase Agreement, Seller shall maintain commercially reasonable liability insurance covering such activities, name Buyer as an additional insured where commercially available, and provide evidence of such insurance to Buyer upon request. Seller shall be responsible for, and shall indemnify and hold Buyer harmless from, claims, losses, liabilities, and property damage arising from Seller’s post-Closing activities or the activities of Seller’s employees, agents, or contractors, except to the extent caused by Buyer’s negligence or willful misconduct.

12. Section 1031 Like-Kind Exchange. Seller may structure all or any portion of the sale of the Cash Parcels as part of one or more exchanges pursuant to Section 1031 of the Internal Revenue Code, to the extent permitted by applicable law. Seller may assign its rights, but not its obligations, under this Purchase Agreement to a qualified intermediary or other exchange accommodation party without Buyer’s consent. Buyer shall reasonably cooperate with Seller and any qualified intermediary in connection with such exchange, including by executing customary assignment acknowledgments and exchange documentation reasonably requested by Seller and mutually acceptable written escrow instructions consistent with this Purchase Agreement; provided that no such escrow instructions may diminish, modify, delay, condition, or conflict with Buyer’s substantive rights under this Purchase Agreement, and provided further that Buyer shall not be required to incur any unreimbursed cost, expense, liability, obligation, or material delay or to make any representation or warranty not otherwise set forth in this Purchase Agreement and the consideration payable by Buyer shall not be increased or altered. Seller shall be responsible for all costs, expenses and fees associated with Seller’s Section 1031 exchange. Such assignment shall not release Seller from its obligations under this Purchase Agreement. Seller acknowledges that Buyer makes no representation or warranty concerning the availability or tax consequences of Section 1031 treatment and Seller shall rely on its own tax advisors.

13. Seller Representations and Covenants. Seller represents to Buyer as of the PSA Effective Date and Closing that: (a) Seller is duly organized, validly existing, and authorized to enter into and perform this Purchase Agreement; (b) Seller has authority to convey the Purchased Property; (c) there are no tenant leases or other agreements affecting the Cash Parcels that would prevent Seller’s grant of the Option or the sale and conveyance of the Cash Parcels to Buyer under the Option Agreement and this Purchase Agreement; and (d) from the PSA Effective Date through Closing, Seller shall not voluntarily create a new lien, easement, lease, option, purchase right, water-right transfer, or other material encumbrance affecting the Purchased Property without Buyer’s written consent. Seller shall promptly notify Buyer of any material casualty, condemnation notice, governmental notice, or title matter first received after the PSA Effective Date.

14. Buyer Representation. Buyer represents to Seller as of the PSA Effective Date and Closing that Buyer is duly organized, validly existing, and authorized to enter into and perform this Purchase Agreement and that the person executing this Purchase Agreement on Buyer’s behalf is authorized to do so.

15. Buyer Default; Seller Remedies. Buyer is in default if Buyer materially breaches this Purchase Agreement and fails to cure within ten (10) days after written notice, except that no cure period applies if the breach is not reasonably curable or Closing is scheduled to occur sooner. Seller’s remedies are cumulative and include specific performance, injunctive relief, damages, expert, title, escrow, survey, recording, and other enforcement costs, and any other remedy at law or in equity. Overdue amounts bear interest at the lesser of twelve percent (12%) per annum or the maximum lawful rate. To the fullest extent permitted by law, Seller may obtain equitable relief without posting bond. Notwithstanding the foregoing, Seller shall not be entitled to specific performance or damages based on Buyer’s failure to close if Buyer validly terminates this Purchase Agreement pursuant to Section 16 or Section 18. This Section survives Closing or termination.

16. Conditions to Buyer’s Obligation to Close. Buyer’s obligation to close is conditioned on Seller’s material performance of this Purchase Agreement, the continued accuracy in all material respects of Seller’s representations through Closing, and Seller’s ability to convey the Purchased Property in accordance with Section 7. If a new title, casualty, condemnation, governmental, utility, water-right, or other material matter arises after Buyer exercises the Option and before Closing that was not caused by Buyer and materially impairs the Purchased Property or Buyer’s proposed development, Buyer may elect to waive the matter, permit Seller a reasonable opportunity to cure to the satisfaction of Buyer, or terminate this Purchase Agreement.

17. Prorations and Closing Costs. Real property taxes, assessments, rents, and other customary items shall be prorated as of Closing. Buyer shall pay all TitleOne title, escrow, recording, survey, and other customary Closing costs. Each party shall pay its own attorneys’ and consultants’ fees, except as otherwise awarded or recoverable under this Purchase Agreement. Seller shall be responsible for all costs and fees associated with Seller’s Section 1031 exchange.

18. Risk of Loss; Condemnation. Until Closing, risk of material casualty or condemnation affecting the Purchased Property shall remain with Seller. If, before Closing, a material portion of the Purchased Property is damaged, destroyed, or taken or threatened to be taken by condemnation, Buyer may elect to proceed to Closing and receive all available insurance or condemnation proceeds and rights, or terminate this Purchase Agreement by written notice. Any such termination shall be treated for purposes of the Option Amount and any Extension Payment in the same manner as a termination resulting from a condition outside Buyer’s control, with the Refundable Portion returned to Buyer and the Nonrefundable Portion retained by Seller.

19. Survival. Sections 8 through 12, Section 15, Seller’s crop, Storage Building, Seller Retained Property, removal, liability, insurance, indemnity, 1031 cooperation, Buyer-default, remedies, attorneys’ fees, costs, and all other provisions that by their nature are intended to survive shall survive Closing or termination for the periods stated or, if none is stated, for the applicable limitations period.

20. Miscellaneous. The notice, attorneys’ fees, governing law, exclusive venue, counterparts, electronic signature, assignment, and Section 1031 exchange provisions of the Option Agreement are incorporated into this Purchase Agreement. This Purchase Agreement and the Option Agreement constitute the entire agreement concerning the purchase and sale of the Cash Parcels and may be amended only by a writing signed by Seller and Buyer. If a conflict exists between this Purchase Agreement and the Option Agreement after exercise of the Option, this Purchase Agreement controls with respect to the purchase and Closing of the Cash Parcels, and the Option Agreement controls with respect to the Option Period and pre-exercise rights.

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the PSA Effective Date.

SELLER: WICKEL LAND COMPANY LLP an Idaho limited liability partnership		BUYER: TERRAVOLT HOLDINGS, INC. a Nevada corporation

By:		By:
Name:	Ardel Wickel	Name:	Joel Stone
Title:	Partner	Title	Chief Executive Officer

By:
Name:	Jesse Wickel
Title:	Partner

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